Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Second Quarter 2009 Financial Results

CONSHOHOCKEN, Pa., August 5, 2009 (BUSINESS WIRE) — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the second quarter ended June 30, 2009.

Highlights and Recent Developments

•                  Achieved second quarter revenue of $38.3 million, an increase of 30.4%, compared to second quarter 2008

•                  Experienced 59% increase in MCOTTM patient volume in the first half of 2009 over the prior year

•                  Sales force currently at 141 account executives, up from 88 at the end of 2008

•                  Negotiated 24 contracts in the first half of 2009, with over 5 million additional covered lives, bringing total lives covered by MCOTTM to 196.5 million

•                  Enrolled physician practices increased 42% compared to first half 2008

•                  MCOTTM was used in a study published in the Annals of Thoracic Surgery which referenced long term monitoring as the standard of care post AF ablation

•                  To date, 29 clinical studies or abstracts published either demonstrating the efficacy of MCOTTM or utilizing MCOTTM technology to support other clinical research

•                  Several major institutions adopted CardioNet MCOTTM, such as the Scripps Institute and the Hospital of the University of Pennsylvania

•                  MCOTTM utilization expanding to neurology and cardiac thoracic surgery

•                  Enrolled approximately 950 practices in SomNet since its introduction in June

•                  Achieved second quarter earnings in line with our expectations

•                  Implemented cost containment measures in light of reimbursement concerns

Chairman, President and CEO Commentary

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet, commented: “As evidenced by the above business highlights, CardioNet’s MCOTTM system continues to exceed the needs of physicians and patients.  We believe the overwhelming acceptance of

MCOTTM is convincing evidence of the superiority of the technology and the revolutionary advance in monitoring and diagnosing patients with cardiac arrhythmias.  Given the recent events with reimbursement, it is also incumbent on the emerging wireless industry to ensure that the cost/benefit advantages are realized by payors in the form of improved patient outcomes, avoidance of far more costly alternatives and eliminating the progression to more serious disease. We are confident that MCOTTM, coupled with an acceptable outcome on reimbursement, will lead the way in the wireless medicine industry and result in not only superior patient outcomes but also substantial cost savings to the healthcare system.

“During the second quarter, there was continued strong demand for the CardioNet MCOTTM system with a 53% increase in patients over the prior year.  We believe this growth is driven by the superior clinical results achieved with MCOTTM and the benefit that it provides to physicians, patients and payors.  To drive higher market penetration, we have increased our sales organization to 141 account executives, including individuals focused on the hospital and cardiothoracic surgeon markets.  As our new account executives gain experience and penetrate new geographies and market segments, we should continue to see strong volume growth as we introduce more physicians and patients to MCOTTM.

“In late June, we announced we were beginning to experience somewhat lower reimbursement from commercial payors than previously anticipated.  We later announced that Highmark Medicare Services notified us on July 10 it plans to reduce the reimbursement rate for mobile cardiac telemetry by 33% on September 1st.  We strongly believe this rate is not supported by the facts or the accepted methodologies for establishing reimbursement.  The intrinsic value of MCOTTM for patients, physicians and payors is overwhelming.  CardioNet is the pioneer in developing and making available this technology for improved patient care.  We accept that as the pioneer we are breaking new ground and will need to overcome a “cost” focused reimbursement environment and establish wireless medicine as one of the greatest opportunities to not only improve patient care but also avoid far more costly alternatives.  We are aggressively pursuing all potential avenues to establish reimbursement rates at more appropriate levels than those proposed by Highmark Medicare Services.  We are working with CMS, commercial payors and policymakers to educate them on the cost of providing the MCOTTM service and the cost savings it generates by more effectively detecting cardiac arrhythmias, thereby improving patient lives and avoiding progression to far more costly medical problems.  Until we have resolution on this reimbursement issue, we are not able to provide full year earnings guidance.

“In response to the reimbursement reductions that we are experiencing, we are taking steps to reduce our discretionary spending and operating costs.  However, our highest priority is to maintain the same world class service to our patients and physician customers.  We must also achieve an acceptable outcome to the reimbursement issue in order to maintain CardioNet’s leadership in innovation and clinical research.  In addition, we have built what we believe is the largest and most experienced sales force in the wireless industry and are committed to giving them our full support.”

Mr. Thurman concluded, “Wireless medicine will play an increasingly important role in healthcare reform, particularly as policymakers strive to improve quality and cost effectiveness while at the same time ensuring that we protect true innovation.  Wireless medicine may be the one revolution in healthcare that drives all three goals.  We are working diligently to highlight the clinical and economic value of MCOTTM and we believe that in the long term, CardioNet and its shareholders will benefit from the Company’s position as a leader in the field of wireless medicine.”

Financial Results

Revenues for the second quarter of 2009 increased to $38.3 million compared to $29.3 million in the second quarter of 2008, an increase of $9.0 million, or 30.4%.  Revenues for the six months ended June 30, 2009 increased to $74.0 million compared to $54.8 million in the comparable period in the prior year, an increase of $19.2 million, or 35.0%.

Gross profit increased to $26.3 million in the second quarter of 2009, or 68.7% of revenues, compared to $19.5 million in the second quarter of 2008, or 66.5% of revenues.  For the first half of 2009, gross profit increased to $50.2 million, or 67.8% of revenues, compared to $35.5 million, or 64.7% of revenues, in the comparable period in the prior year.

On a GAAP basis, operating income was $2.1 million in the second quarter of 2009 compared to $2.5 million in the second quarter of 2008.  Excluding $0.4 million of expense related to the merger agreement to acquire Biotel Inc. which has since been terminated and a credit of $0.2 million related to an insurance claim due to the fire, adjusted operating income increased to $2.3 million in the second quarter of 2009, or 6.0% of revenue.  This compares to adjusted operating income of $3.1 million, or 10.7% of revenue, in the second quarter of 2008, which excludes $0.6 million of expense related to the integration of PDSHeart and other restructuring efforts in the prior year period.

On a GAAP basis, operating income for the first half of the year decreased to $0.8 million compared to $1.9 million in the comparable period in the prior year.  Excluding $3.2 million of expense related to management restructuring, primarily severance costs for former senior executives, and costs incurred in connection with the merger agreement to acquire Biotel Inc. which has since been terminated, adjusted operating income increased to $4.0 million in the first half of 2009, or 5.3% of revenue.  This compares to adjusted operating income of $3.8 million, or 6.9% of revenue, in the first half of 2008, which excludes $1.9 million of integration, restructuring and other nonrecurring charges.

On a GAAP basis, net income for the second quarter of 2009 was $1.6 million, or $0.07 per diluted share, compared to net income of $1.6 million, or $0.07 per diluted share, for the second quarter of 2008.  Net income for the second quarter of 2009 includes a favorable impact of $0.05 per diluted share due to the expected utilization of net operating loss carryforwards.  Adjusted net income for the second quarter of 2009 was $2.7 million, or $0.11 per diluted share, excluding the expense related to the since-terminated merger agreement to acquire Biotel Inc.  This compares to adjusted net income of $2.0 million, or $0.08 per diluted share, for the second quarter of 2008, which excludes the impact of integration, restructuring and other nonrecurring charges.

Net income for the first half of 2009 was $0.8 million, or $0.04 per diluted share, compared to net income of $1.3 million, or $0.06 per diluted share, for the first half of 2008.  Net income for the first half of 2009 includes a favorable impact of $0.06 per diluted share due to the expected utilization of net operating loss carryforwards.  Adjusted net income for the first half of 2009 was $3.8 million, or $0.16 per diluted share, excluding the expense related to management restructuring, primarily severance costs for former senior executives, and costs incurred in connection with the since-terminated merger agreement to acquire Biotel Inc.  This compares to adjusted net income of $2.4 million, or $0.11 per diluted share, for the first half of 2008, which excludes the impact of integration, restructuring and other nonrecurring charges.

Marty Galvan, CardioNet’s Chief Financial Officer, commented: “Net income on a GAAP basis in the second quarter and first half of 2009 was relatively flat compared to the previous year as we continued to invest in the expansion of our sales and marketing organization.  These results are in-line with our expectations for limited contribution from our newly hired account executives in the first half of the year, with increasing productivity driving MCOTTM volume growth in the second half of the year and beyond.”

On a GAAP basis, net income available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, for the six month period ending June 30, 2009 was $0.8 million, or $0.04 per diluted share, compared to a net loss of $1.3 million, or a loss of $0.10 per diluted share, for the same period last year.  The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

Randy Thurman concluded, “We remain confident that wireless healthcare technologies will be one of the most dramatic, revolutionary changes in human health for the next decade and beyond.  We believe that the cost/benefit advantages and superior clinical outcomes of technologies such as MCOTTM will ultimately prevail even in this cost driven reimbursement environment.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, August 5, 2009, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 13365384.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the

Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the potential for re-evaluation from Highmark or the CMS on reimbursement rates, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	June 30, 2009	June 30, 2008

Revenues	$38,264	$29,340
Cost of revenues	11,993	9,834
Gross profit	26,271	19,506
Gross profit %	68.7%	66.5%

Operating expenses:
General and administrative expense	13,919	9,770
Sales and marketing expense	8,440	5,412
Research and development expense	1,768	931
Amortization of intangibles	215	246
Integration, restructuring and other charges	(180)	610
Total operating expenses	24,162	16,969

Operating income	2,109	2,537
Interest income, net	40	267

Income before income taxes	2,149	2,804
Provision for income taxes	(584)	(1,172)
Net income	$1,565	$1,632

Earnings per Share:
Basic	$0.07	$0.07
Diluted	$0.07	$0.07

Weighted Average Shares Outstanding:
Basic	23,792	23,098
Diluted	23,795	24,191

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Six Months Ended
	(unaudited)
	June 30, 2009	June 30, 2008

Revenues	$73,985	$54,803
Cost of revenues	23,831	19,353
Gross profit	50,154	35,450
Gross profit %	67.8%	64.7%

Operating expenses:
General and administrative expense	28,007	18,589
Sales and marketing expense	15,987	10,527
Research and development expense	2,984	2,073
Amortization of intangibles	453	492
Integration, restructuring and other charges	1,959	1,916
Total operating expenses	49,390	33,597

Operating income	764	1,853
Interest income, net	158	379

Income before income taxes	922	2,232
Provision for income taxes	(79)	(940)
Net income	$843	$1,292
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,597)
Net income (loss) available to common shareholders	$843	$(1,305)

Earnings (loss) per Share:
Basic	$0.04	$(0.10)
Diluted	$0.04	$(0.10)

Weighted Average Shares Outstanding:
Basic	23,696	13,368
Diluted	23,827	13,368

The following table presents detail of the stock based compensation expense that is included in each functional line item in the Condensed Statements of Operations above (000’s):

Stock based compensation expense

(In Thousands)

	Three Months Ended
	(unaudited)
	June 30, 2009	June 30, 2008

Stock based compensation expense included in:
Cost of revenues	$36	$8
Research and development expense	25	17
General and administrative expense	1,889	227
Sales and marketing expense	152	139

Total stock based compensation expense	$2,102	$391

Stock based compensation expense

(In Thousands)

	Six Months Ended
	(unaudited)
	June 30, 2009	June 30, 2008

Stock based compensation expense included in:
Cost of revenues	$54	$15
Research and development expense	46	32
General and administrative expense	3,387	466
Sales and marketing expense	275	238

Total stock based compensation expense	$3,762	$751

Summary Consolidated Balance Sheet Data

(In Thousands)

	June 30, 2009	December 31, 2008
	(unaudited)

Cash and cash equivalents	$44,566	$58,171
Accounts receivable, net	52,930	39,431
Working capital	86,026	84,003
Total assets	171,461	165,773
Total debt	25	72
Total shareholders’ equity	157,301	150,117

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	June 30, 2009	June 30, 2008

Operating income — GAAP	$2,109	$2,537
Nonrecurring charges (a)	201	610
Adjusted operating income	$2,310	$3,147

Net income available to common shareholders — GAAP	$1,565	$1,632

Nonrecurring charges (net of income taxes of ($955) and $255, respectively) (a)	1,156	355
Adjusted net income	$2,721	$1,987
Expected impact of NOL utilization	(1,337)	—
Adjusted net income excluding NOL utilization	$1,384	$1,987

Diluted earnings available to common shareholders per basic and diluted share — GAAP	$0.07	$0.07

Nonrecurring charges per share (a)	0.04	0.01
Adjusted earnings per diluted share	$0.11	$0.08
Expected impact of NOL utilization	(0.05)	—
Adjusted earnings per diluted share excluding NOL utilization	$0.06	$0.08

(a)          In the second quarter of 2009, we incurred $0.4 million of costs in connection with the since-terminated definitive merger agreement to acquire Biotel, Inc. and ($0.2) million of integration, restructuring and other charges.  In the second quarter of 2008, we incurred $0.6 million of integration, restructuring and other charges.

	Six Months Ended
	(unaudited)
	June 30, 2009	June 30, 2008

Operating income — GAAP	$764	$1,853
Nonrecurring charges (a)	3,188	1,916
Adjusted operating income	$3,952	$3,769

Net income (loss) available to common shareholders — GAAP	$843	$(1,305)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,597
Net income	$843	$1,292

Nonrecurring charges (net of income taxes of $273 and $807, respectively) (a)	2,915	1,109
Adjusted net income	$3,758	$2,401
Expected impact of NOL utilization	(1,337)	—
Adjusted net income excluding NOL utilization	$2,421	$2,401

Income (loss) available to common shareholders per basic and diluted share — GAAP	$0.04	$(0.10)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	0.12
Diluted earnings per share	$0.04	$0.02

Nonrecurring charges per share (a)	0.12	0.09
Adjusted earnings per diluted share	$0.16	$0.11
Expected impact of NOL utilization	(0.06)	—
Adjusted earnings per diluted share excluding NOL utilization	$0.10	$0.11

(a)          In the first six months of 2009, we incurred $0.8 million of costs in connection with the since-terminated definitive merger agreement to acquire Biotel, Inc., $0.5 million for special bonus paid to incoming CEO and $1.9 million of integration, restructuring and other charges.  In the first six months of 2008, we incurred $1.9 million of integration, restructuring and other charges.